GLENAYRE
EXECUTIVE OFFICES:
5935 Carnegie Boulevard
Charlotte, NC 28209
Tel: (704) 553-0038
Fax: (704) 553-7878


News Release                        CONTACT:  Eugene C. Pridgen, General Counsel
                                                                  (704) 553-0038

              Glenayre Technologies Adopts Stockholder Rights Plan

Charlotte, N.C, May 22, 1997 -- The Board of Directors of Glenayre Technologies Inc. (Nasdaq: GEMS) announced today adoption of a Preferred Shares Rights Agreement. The Rights Plan is designed to insure that all of Glenayre's stockholders receive fair treatment in the event of any takeover of the company and to guard against abusive takeover tactics.

Gary B. Smith, president and chief executive officer of Glenayre, stated, "The Rights Agreement will not prevent a takeover of Glenayre, but is intended to provide an appropriate and reasonable means of safeguarding the interests of all Glenayre stockholders."

Under the Rights Agreement, the Board declared a dividend of one Right for each outstanding share of Glenayre common stock to holders of record as of the close of business on June 12, 1997. The Rights distribution is not taxable to stockholders or Glenayre, has no dilutive effect, will not affect reported earnings per share, and will not change the way in which Glenayre's common shares are traded. Initially, the Rights will automatically trade with the common stock and will not be exercisable.

If any person or group acquires beneficial ownership of 15% or more of Glenayre's outstanding common stock, or commences a tender or exchange offer that results in that person or group acquiring such level of beneficial ownership, each Rights holder (other than Rights owned by such person or group, which become void) is entitled to purchase, for an exercise price of $80, 1/100th of a share of Series A Junior Participating Preferred Stock. Each fractional Preferred Share will have economic and voting terms similar to those of one share of Glenayre common stock. In the event of such a tender offer or 15% or more stock acquisition, the Rights certificates, after a short period, will trade separately from the common stock and will be exercisable.

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Glenayre Stockholder Rights Plan
Add 1


Each Right, under certain circumstances, entitles the holder to purchase the number of Glenayre common shares (or, at the Board's option, shares of Series A Junior Participating Preferred Stock) which have an aggregate market value equal to twice the exercise price of $80. Under certain circumstances, the Board of Directors may exchange each outstanding Right for either one share of Glenayre common stock or 1/100th share of Series A Junior Participating Preferred Stock. The Board may also redeem the Rights at a price of $0.01 per Right.

In addition, if any person or group acquires beneficial ownership of 15% or more of Glenayre's outstanding common stock and Glenayre either merges with or into another company or Glenayre sells 50% or more of its assets or earning power to another company, each Rights holder (other than Rights owned by such person or group, which become void) is entitled to purchase, for an exercise price of $80, a number of shares of the surviving company which has a market value equal to twice the exercise price.

The Rights will expire on May 21, 2007, unless redeemed earlier.

Details of the Rights Distribution will be mailed to Glenayre stockholders after June 12, 1997.

Glenayre Technologies is a worldwide provider of telecommunications equipment and related software used by leading personal communications service providers. The company specializes in paging, cellular, voice processing, mobile data, point-to-point wireless interconnect and communications network administration products and systems. Glenayre's net sales exceeded $390 million in 1996 and the company employs approximately 2,100 people worldwide. Additional information about Glenayre is available on the company's Web Site at: http://www.glenayre.com.

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